AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           THE FAIRCHILD CORPORATION,

                                    MTA, INC.

                                       AND

                             BANNER AEROSPACE, INC.












                                JANUARY 11, 1999


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                                Table of Contents

                                                                            Page


                                    ARTICLE I

                                     MERGER

1.1  The Merger...............................................................1
1.2  Filing ..................................................................2
1.3  Effective Time of the Merger.............................................2

                                ARTICLE II

                   CERTIFICATE OF INCORPORATION; BY-LAWS

2.1  Certificate of Incorporation.............................................2
2.2  By-Laws .................................................................2
2.3  Directors................................................................2
2.4  Officers.................................................................3

                                ARTICLE III

                           CONVERSION OF SHARES

3.1  Banner Common and Preferred Stock........................................3
3.2  MTA Common Stock; Fairchild Owned Common Stock...........................6
3.3  Exchange of Shares.......................................................6
3.4  Stock Options............................................................8
3.5  Fractional Shares........................................................8
3.6  No Appraisal Rights......................................................9
3.7  Lost Certificates........................................................9

                                ARTICLE IV

                       CERTAIN EFFECTS OF THE MERGER

4.1  Effect of the Merger.....................................................9
4.2  Further Assurances......................................................10

                                 ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF BANNER

5.1  Corporate Organization and Qualification................................10
5.2  Capitalization..........................................................11

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                                                                            Page


5.3  Authority Relative to This Agreement....................................11
5.4  Consents and Approvals; No Violation....................................12
5.5  SEC Reports; Financial Statements.......................................12
5.6  Absence of Certain Changes or Events....................................13
5.7  Undisclosed Liabilities.................................................13
5.8  Litigation..............................................................13
5.9  Registration Statement; Proxy Statement.................................14
5.10 Compliance with Applicable Laws.........................................14
5.11 Opinion of Investment Bankers...........................................15

                                ARTICLE VI

              REPRESENTATIONS AND WARRANTIES OF FAIRCHILD AND
                                    MTA

6.1  Corporate Organization and Qualification................................15
6.2  Capitalization..........................................................16
6.3  Authority Relative to This Agreement....................................16
6.4  Consents and Approvals; No Violation....................................16
6.5  SEC Reports.............................................................17
6.6  Registration Statement; Proxy Statement.................................17
6.7  Undisclosed Liabilities.................................................18
6.8  Ownership of Shares.....................................................18
6.9  Interim Operations of MTA...............................................18
6.10 Compliance with Applicable Laws.........................................18
6.11  Brokers, Finders or Financial Advisors.................................19
6.12  Investigation by Fairchild and MTA.....................................19

                                ARTICLE VII

                          STOCKHOLDERS' APPROVAL;
                                SEC MATTERS

7.1  Stockholders' Approval..................................................20
7.2  Registration Statement; Proxy...........................................20

                               ARTICLE VIII

                         COVENANTS AND AGREEMENTS

8.1  Additional Agreements; Cooperation......................................21
8.2  Publicity...............................................................21
8.3  No Solicitation.........................................................22
8.4  Access to Information...................................................22
8.5  Bank Consents...........................................................23
8.6  Notification of Certain Matters.........................................23
8.7  Fees and Expenses.......................................................23
8.8  Conduct of Business of Banner Pending the Merger........................24
8.9  Indemnification of Directors and Officers...............................24


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                                                                            Page


                                ARTICLE IX

                           CONDITIONS TO CLOSING

9.1  Conditions to Obligations of Each Party to Effect the Merger............25
9.2  Additional Conditions to Obligations of Fairchild.......................26
9.3  Additional Conditions to Obligations of Banner..........................27

                                 ARTICLE X

                                TERMINATION

10.1  Termination by Mutual Consent..........................................28
10.2  Termination by Fairchild, MTA or Banner................................28
10.3  Termination by Fairchild or MTA........................................29
10.4  Termination by Banner..................................................29
10.5  Effect of Termination..................................................29

                                ARTICLE XI

                               MISCELLANEOUS

11.1  Survival of Representations and Warranties.............................30
11.2  Closing and Waiver.....................................................30
11.3  Notice 30
11.4  Counterparts...........................................................31
11.5  Interpretation.........................................................32
11.6  Variations and Amendment...............................................32
11.7  No Third Party Beneficiaries...........................................32
11.8  Governing Law..........................................................32
11.9  Entire Agreement.......................................................32
11.10  No Recourse Against Others............................................33
11.11  Validity..............................................................33
11.12  No Assignment.........................................................33
11.13  Joint and Several Liability...........................................33


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     AGREEMENT AND PLAN OF MERGER, dated as of January 11, 1999, by and among
The Fairchild Corporation, a Delaware corporation ("Fairchild"), MTA, Inc., a Delaware corporation and a wholly-owned subsidiary of Fairchild ("MTA"), and Banner Aerospace, Inc., a Delaware corporation ("Banner").

                              W I T N E S S E T H :

     WHEREAS, the Board of Directors of MTA has approved the merger of MTA with and into Banner (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the laws of the State of Delaware;

     WHEREAS, the Board of Directors of Banner, based upon the unanimous recommendation of a special committee of independent directors of Banner, has determined that it is advisable and in the best interests of Banner's stockholders (other than Fairchild, MTA and their affiliates) for MTA to merge with and into Banner upon the terms and subject to the conditions set forth herein and in accordance with the laws of the State of Delaware;

     WHEREAS, the Merger is intended to qualify for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, Fairchild is the sole owner of all of the outstanding common stock of MTA and the Board of Directors of Fairchild, in Fairchild's capacity as the sole stockholder of MTA and in Fairchild's capacity as party to this Agreement has approved the Merger upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:


                                    ARTICLE I

                                     MERGER


     1.1 The Merger. At the Effective Time (as hereinafter defined), MTA shall be merged with and into Banner upon the


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terms and conditions provided herein and in accordance with the Delaware General
Corporation Law (the "DGCL"). The Merger shall have the effect provided in the DGCL. Without limiting the generality of the foregoing, (a) the separate existence and corporate organization of MTA shall cease upon the Merger becoming effective as herein provided and thereupon MTA and Banner shall be a single corporation, Banner (herein sometimes called the "Surviving Corporation"); and
(b) the corporate existence of Banner, with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger.

     1.2 Filing. As soon as practicable after fulfillment or waiver of the conditions set forth in Sections 9.1, 9.2 and 9.3 or on such later date as may be mutually agreed to between MTA and Banner, the parties hereto will cause to be filed with the office of the Secretary of State of the State of Delaware, a certificate of merger (the "Delaware Certificate of Merger"), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL.

     1.3 Effective Time of the Merger. The Merger shall be effective at the time of the filing of the Delaware Certificate of Merger, or at such later time specified in such Certificate of Merger, which time is herein sometimes referred to as the "Effective Time" and the date thereof is herein sometimes referred to as the "Effective Date."


                                   ARTICLE II

                      CERTIFICATE OF INCORPORATION; BY-LAWS


     2.1 Certificate of Incorporation. The Certificate of Incorporation of Banner, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until the same shall thereafter be amended in accordance with law.

     2.2 By-Laws. The By-Laws of Banner, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in accordance with law, the Certificate of Incorporation of the Surviving Corporation or said By-Laws.

     2.3 Directors. The directors of Banner at the Effective Time shall, from and after the Effective Time, be the



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directors of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     2.4 Officers. The officers of Banner at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.


                                   ARTICLE III

                              CONVERSION OF SHARES


     3.1 Banner Common and Preferred Stock. (a) At the Effective Time, each share of common stock, par value $1.00 per share, of Banner (the "Banner Common Stock") issued and outstanding immediately prior to the Effective Time (except for shares, if any (i) owned by Banner as treasury stock, (ii) owned by any wholly owned Subsidiary of Banner, (iii) owned by Fairchild, or its direct or indirect subsidiaries prior to the Merger or (iv) as otherwise provided in
Section 3.2) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of validly issued, fully paid and nonassessable shares (the "Exchange Ratio") of common stock, par value $0.10 per share, of Fairchild (the "Fairchild Common Stock") as equals $11.00 (the "Price Target") divided by the average per share closing price on the New York Stock Exchange (the "NYSE") of the Fairchild Common Stock for the 20 most recent trading days ending on the third trading day prior to the Effective Date; provided that the Exchange Ratio (x) shall not be less than 0.6452, which represents an average Fairchild Common Stock price of $17.05, and (y) shall not exceed 0.7885, which represents an average Fairchild Common Stock price of $13.95, ((x) and (y) being referred to as the "Collar"). The shares of Fairchild Common Stock to be delivered in exchange for shares of Banner Common Stock pursuant to this Section 3.1(a) are hereinafter sometimes called the "Merger Consideration."

     The Merger Consideration set forth above assumes that the value of Banner's holdings of AlliedSignal Inc.'s common stock (the "Allied Stock"), consisting of 1,642,789 shares of



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Allied Stock (the "Allied Investment"), which excludes Allied Stock owned by
Banner subject to hedging arrangements, is between $65,333,719 (the "Allied Floor Value") and $79,855,773 (the "Allied Ceiling Value").

     In the event the Allied Investment is less than the Allied Floor Value at the close of the third trading day prior to the Effective Date, the Price Target shall be decreased as follows:

          (i) the gross amount of the adjustment shall be calculated by subtracting the value of the Allied Investment from the Allied Floor Value and by multiplying such amount by 0.6;

          (ii) the resulting amount shall be divided by the number of all outstanding shares of Banner Common Stock (including shares of Banner Common Stock owned by Fairchild and its direct or indirect subsidiaries and such shares deemed to exist as a result of the mandatory conversion of Banner preferred stock set forth in clause (b) of this Section 3.1); and

          (iii) the per share dollar amount derived from the foregoing steps shall then be subtracted from the Price Target.

     In the event the Allied Investment is greater than the Allied Ceiling Value at the close of the third trading day prior to the Effective Date, the Price Target shall be increased as follows:

          (i) the gross amount of the adjustment shall be calculated by subtracting the Allied Ceiling Value from the value of the Allied Investment and by multiplying such amount by 0.6;

          (ii) the resulting amount shall be divided by all outstanding shares of Banner Common Stock (including shares of Banner Common Stock owned by Fairchild and its direct or indirect subsidiaries and such shares deemed to exist as a result of the mandatory conversion of Banner preferred stock set forth in clause (b) of this Section 3.1); and

          (iii) the per share dollar amount derived from the foregoing steps shall then be added to the Price Target.


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     For the purposes of the foregoing, the value of the Allied Investment shall be calculated by adding: (i) the sum of the total number of shares of Allied Stock owned by Banner and its direct or indirect subsidiaries at the close of the third trading day preceding the Effective Date multiplied by the average per share closing price on the NYSE of Allied Stock for the 20 most recent trading days ending on the third trading day prior to the Effective Date, and (ii) the net pre-tax cash proceeds, if any, received by Banner from the sale or other disposition of any Allied Stock owned or to be received by Banner from the date hereof through the close of the third trading day prior to the Effective Date.

     (b) Immediately prior to the Effective Time, in accordance with Sections 5.1(c), 5.2(b) and 5.3 of the Certificate of Designations, Preferences, Rights and Limitations of the Banner Preferred, each share of Series A Convertible Paid-In-Kind preferred stock, par value $.01 per share and liquidation value $9.20 per share, of Banner (the "Banner Preferred") issued and outstanding (except for shares, if any, owned by Banner as treasury stock or owned by any wholly owned Subsidiary of Banner) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) share of Banner Common Stock. The conversion of Banner Preferred is pursuant to the provisions of Section 5.1(c) of the Certificate of Designation governing the Banner Preferred, whereby shares of Banner Preferred shall be deemed to convert to Banner Common Stock (the "Accelerated Mandatory Conversion"). At the Effective Time, the shares of Banner Common Stock deemed held as a result of the Accelerated Mandatory Conversion shall be converted into the right to receive the Merger Consideration as set forth in Section 3.1(a), above.

     (c) At the Effective Time all outstanding shares of Banner Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Banner Common Stock shall thereafter cease to have any rights with respect to such shares of Banner Common Stock, except the right to receive the Merger Consideration for such shares of Banner Common Stock specified in the foregoing clause (a) of this Section 3.1 upon the surrender of such certificate in accordance with Section 3.3.

     (d) Immediately following the Accelerated Mandatory Conversion of shares of Banner Preferred, by virtue of the Accelerated Mandatory Conversion and without any action on the



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part of the holders thereof, the rights of the holders of any converted shares of Banner Preferred, including without limitation, the right to receive dividends on the next dividend payment date, shall cease and the persons entitled to receive Banner Common Stock upon the Accelerated Mandatory Conversion shall be treated for all purposes as having become the owners of such shares of Banner Common Stock. At the Effective Time, such shares of Banner Common Stock shall cease to exist (as set forth in clause (c), above) and each holder of a certificate formerly representing any shares of Banner Preferred shall thereafter cease to have any rights with respect to such shares of Banner Common Stock as they are deemed to hold, except the right to receive the Merger Consideration for such shares of Banner Common Stock specified in the foregoing clause (a) upon the surrender of such former Banner Preferred certificate in accordance with Section 3.3.

     3.2 MTA Common Stock; Fairchild Owned Stock. (a) At the Effective Time, each share of common stock, par value $1.00 per share, of MTA ("MTA Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

     (b) At the Effective Time, all outstanding shares of Banner Common Stock owned by Fairchild or MTA or any subsidiary thereof, by virtue of the Merger and without any action on the part of the holders thereof, shall remain outstanding and without any conversion thereof and no payment shall be made with respect thereto.

     3.3 Exchange of Shares. (a) Fairchild shall designate a bank, trust company or transfer agent (as defined in the rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) reasonably satisfactory to Banner to act as the Exchange Agent (the "Exchange Agent").

     (b) As promptly as practicable, but in no event later than three business days, after the Effective Time, Fairchild shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Banner Common Stock or Banner Preferred, as the case may be (collectively, the "Certificates") a form letter of transmittal (which shall specify that delivery shall



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be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for exchange.

     (c) Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that number of shares of Fairchild Common Stock that such holder has the right to receive under this Article III, and such Certificate shall forthwith be cancelled. If any shares of Fairchild Common Stock are to be issued to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that such surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange by a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of Fairchild that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.3, each Certificate shall represent, for all purposes, the right to receive the Merger Consideration in respect of the number of shares of Banner Common Stock evidenced by such Certificate (or, in the case of Banner Preferred, deemed to be evidenced by such Certificate). No dividends or other distributions that are declared after the Effective Time on shares of Fairchild Common Stock and payable to the holders of record thereof after the Effective Time will be paid to holders of Certificates until such holders surrender their Certificates. Upon such surrender, Fairchild shall deposit with the Exchange Agent and shall cause the Exchange Agent to pay to the record holders of the shares of Fairchild Common Stock representing Merger Consideration, the dividends or other distributions, excluding interest, that became payable after the Effective Time and were not paid because of the delay in surrendering Certificates for exchange.

     (d) From and after the Effective Time, there shall be no transfers on the stock transfer books of Banner of the shares of Banner Common Stock (including deemed Banner Common Stock resulting from the Accelerated Mandatory Conversion of Banner Preferred) that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Fairchild or the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article III.



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

     (e) None of Banner, Fairchild or the Surviving Corporation shall be liable to any holder of Certificates with respect to any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     3.4 Stock Options. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of holders thereof, each option (an "Option") which has been granted under the 1990 Non-Qualified and Incentive Stock Option Plan, as amended, of Banner or the 1996 Non-Employee Director Stock Option Plan of Banner or the Stock Award Agreement for Phillipe Hercot dated September 13, 1996 (collectively, the "Option Plans") and is outstanding at the Effective Time, whether or not then exercisable, shall be assumed by Fairchild and shall be deemed to constitute an option to acquire Fairchild Common Stock on the terms and conditions as were applicable under the respective Option, except that (i) each Option shall be exercisable for the greatest number of whole shares of Fairchild Common Stock equal to the product of the number of shares of Banner Common Stock subject to such Option immediately prior to the Effective Time multiplied by the Exchange Ratio; (ii) the exercise price per share of Fairchild Common Stock shall be an amount equal to the exercise price per share of Banner Common Stock specified under such Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) and (iii) each Option to the extent not then exercisable, shall become exercisable in full at the Effective Time. As soon as practicable after the Effective Time, Fairchild shall deliver to each holder of an Option an appropriate notice setting forth the holder's right to acquire shares of Fairchild Common Stock, and the Option Agreements of each holder shall be deemed to be appropriately amended so that the Options shall represent the rights set forth above.

     (b) Fairchild shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Fairchild Common Stock for delivery upon exercise of the Options assumed in accordance with Section 3.4(a) and to cause such shares to be registered under the Securities Act of 1933, as amended (the "Securities Act"), and to be listed on the NYSE.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Banner Common Stock or Banner Preferred who upon surrender of Certificates would be entitled to receive fractional shares of


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

Fairchild Common Stock shall not be entitled to receive dividends on or vote such fractional shares of Fairchild Common Stock and shall receive, in lieu of such fractional shares of Fairchild Common Stock, cash in an amount equal to such fraction multiplied by the Market Value. "Market Value" shall mean the mean between the high and low prices of Fairchild Common Stock as reported on the NYSE on the trading day immediately following the Effective Time. All references in this Agreement to Fairchild Common Stock to be issued as Merger Consideration shall be deemed to include any cash in lieu of fractional shares of Fairchild Common Stock payable pursuant to this Section 3.5.

     3.6 No Appraisal Rights. In accordance with Section 262(b) of the DGCL, no holder of shares of Banner Common Stock or Banner Preferred shall be entitled to appraisal rights.

     3.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such reasonable amount as Fairchild may direct as indemnity against any claim that may be made against it with respect to such Certificate, Fairchild will issue, in exchange for such lost, stolen or destroyed Certificate, Fairchild Common Stock and any cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of Fairchild Common Stock deliverable in respect thereof pursuant to this Agreement.


                                   ARTICLE IV

                          CERTAIN EFFECTS OF THE MERGER


     4.1 Effect of the Merger. On and after the Effective Time and pursuant to the DGCL, the Surviving Corporation shall possess all the rights, privileges, immunities, powers, and purposes of each of MTA and Banner; all the property, real and personal, including subscriptions to shares, causes of action and every other asset (including books and records) of MTA and Banner, shall vest in the Surviving Corporation without further act or deed; and the Surviving Corporation shall assume and be liable for all the liabilities, obligations and penalties of MTA and Banner; provided, however, that this shall in no way impair or affect the indemnification obligations of any party pursuant to the indemnification provisions of this Agreement or under any agreements or arrangements with present or former directors and officers of Banner. No liability or obligation due or to become due and no claim or demand for any cause existing against either MTA or Banner, or any stockholder, officer or director thereof, shall be released or impaired by the Merger, and no action or proceeding, whether civil or criminal, then pending by or against MTA or Banner, or any stockholder, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, and the Surviving Corporation may be substituted in any such action or proceeding in place of MTA or Banner.

     4.2 Further Assurances. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of MTA or Banner, the officers of such corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such further action.


                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF banner


     Banner hereby represents and warrants to Fairchild and MTA that:

     5.1 Corporate Organization and Qualification. Each of Banner and its subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and (iii) has all requisite power and authority to own its properties and to carry on its business as it is now being conducted, except where failure to so qualify, be in good standing or have such power and authority would not, individually or in the aggregate, result in an adverse effect (other than any change resulting from or arising out of the transactions contemplated by this Agreement or the announcement thereof) on the financial condition, business or properties of Banner and its subsidiaries, material to Banner and its subsidiar-ies as a whole (a "Banner Material Adverse Effect").

     5.2 Capitalization. The authorized capital stock of Banner consists of (i) 50,000,000 shares of Banner Common Stock, of which, as of January 11, 1999, 23,764,262 shares were issued and 21,517,295 shares were outstanding, and (ii) 10,000,000 shares of Banner Preferred, of which, as of January 11, 1999, 4,100,279 shares were issued and 3,493,457 shares were outstanding. All of the outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. As of January 11, 1999, options to acquire 1,131,300 shares of Banner Common Stock were reserved for issuance upon exercise of outstanding Options pursuant to the Option Plans. Except as set forth above, as otherwise known to Fairchild or MTA, and except for vested options to acquire shares pursuant to the Option Plans, there are not as of the date hereof any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which Banner is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Banner.

     5.3 Authority Relative to This Agreement. Banner has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Banner of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Banner, based upon the unanimous recommendation of a special committee of independent directors of Banner (the "Special Committee"), and no other corporate proceedings on the part of Banner are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement and the Merger by the Stockholders of Banner in accordance with Section 251 of the DGCL, Banner's Certificate of Incorporation and Section 8.1(a) hereof). This Agreement has been duly and validly executed and delivered by Banner and, assuming this Agreement constitutes the valid and binding agreement of Fairchild and MTA and that the aforementioned approval of the stockholders of Banner is obtained, constitutes the valid and binding agreement of Banner, enforceable against Banner in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relat-



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ing to creditors' rights generally and (ii) general principles of equity
(regardless of whether enforceability is considered in a proceeding in equity or at law).

     5.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Banner nor the consummation by Banner of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Banner; (b) require of Banner or its subsidiaries any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) pursuant to the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) pursuant to state blue sky takeover statutes, (iv) pursuant to NYSE delisting requirements or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Banner Material Adverse Effect; (c) except as set forth on Schedule 5.4 attached hereto and made a part hereof, result in a violation or breach of, or constitute a default under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation by which Banner or any of its subsidiaries may be bound, except for such violations, breaches and defaults as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Banner Material Adverse Effect; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Banner or any of its subsidiaries, except for violations which would not, individually or in the aggregate, have a Banner Material Adverse Effect.

     5.5 SEC Reports; Financial Statements. (a) Since January 1, 1996, Banner has filed all periodic reports required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which as of their respective dates of filing complied in all material respects with all applicable requirements of the Exchange Act (collectively, the "Banner SEC Reports"). None of the Banner SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading provided, however, that no representation or warranty is made with respect to those portions of the Banner SEC Reports that specifically make disclosures or are required to make disclosures with respect to Fairchild.

     (b) The consolidated financial statements (including the related notes thereto) of Banner included in Banner SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein) and presented fairly the consolidated financial position of Banner and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the absence of notes thereto).

     5.6 Absence of Certain Changes or Events. Since the date of this Agreement, or as otherwise known to Fairchild or MTA at or prior to this Agreement, the business of Banner has been carried on only in the ordinary and usual course, and Banner has not suffered any Banner Material Adverse Effect, provided that no representation or warranty is made with respect to any Banner Material Adverse Effect known to or caused by Fairchild or MTA.

     5.7 Undisclosed Liabilities. Except as disclosed in Banner SEC Reports filed prior to the date of this Agreement, as contemplated by this Agreement or as otherwise known to Fairchild or MTA at or prior to the date of this Agreement, there are no liabilities or obligations of Banner or its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Banner, other than liabilities or obligations
(i) incurred in the ordinary course of business consistent with past practice since the date of this Agreement, or (ii) which would not, individually or in the aggregate, have a Banner Material Adverse Effect.

     5.8 Litigation. Except as disclosed in Banner SEC Reports filed prior to the date of this Agreement or for any litigation relating to the transactions contemplated by this Agreement, (i) there are no actions, claims, suits, proceedings or governmental investigations pending or, to the knowledge of

Banner, threatened against or involving Banner or any of its subsidiaries which, individually or in the aggregate, are reasonably likely to have a Banner Material Adverse Effect, and (ii) there are no judgments, decrees, injunctions, rules or orders of any court or governmental or regulatory authority applicable to Banner or any of its subsidiaries, which, individually or in the aggregate, would have a Banner Material Adverse Effect.

     5.9 Registration Statement; Proxy Statement. None of the information to be supplied by and relating to Banner for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement (as such terms are hereinafter defined in Section 7.2) will, at the time of the mailing of the Proxy Statement and at the time of the stockholder meeting of Banner in connection with the vote of such stockholders with respect to the Merger and this Agreement (the "Stockholder Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Banner should occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Banner. With respect to the information relating to Banner, the Registration Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. For purposes of this Section 5.9, any statement which is made or incorporated by reference in the Proxy Statement or the Registration Statement shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Proxy Statement or the Registration Statement or any statement included in the Proxy Statement or the Registration Statement modifies or supersedes such earlier statement.

     5.10 Compliance with Applicable Laws. Except as otherwise known to Fairchild or MTA, Banner and its subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals or all governmental or regulatory authorities necessary for the lawful conduct of their respective businesses, except where the failure to so hold would not, individually or in the aggregate, have a Banner Material Adverse Effect (the "Banner Permits"). Banner and its subsidiaries are in compliance with the terms of Banner Permits, ex-cept where the failure so to comply would not, individually or in the aggregate, have a Banner Material Adverse Effect. Except as disclosed in Banner SEC Reports filed prior to the date of this Agreement, the business of Banner is not being conducted in violation of any law, ordinance or regulation of any governmental or regulatory authorities, except for possible violations which, individually or in the aggregate, would not have a Banner Material Adverse Effect.

     5.11 Opinion of Investment Bankers. The Special Committee has received the opinion dated January 11, 1999 (the "Fairness Opinion") of Houlihan Lokey Howard & Zukin (the "Investment Banker"), the Special Committee's investment banker, to the effect that at the time of the execution and delivery of this Agreement the consideration to be received in the Merger is fair to the holders of shares of Banner Common Stock (other than Fairchild and MTA and their affiliates) from a financial point of view.


                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF FAIRCHILD AND
                                       MTA


     Fairchild and MTA represent and warrant, jointly and severally, to Banner that:

     6.1 Corporate Organization and Qualification. Each of Fairchild and its Significant Subsidiaries (as defined in Section 11.5 below) and MTA (i) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, (ii) is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and (iii) has all requisite power and authority to own its properties and to carry on its business as it is now being conducted, except where the failure to so qualify, be in such good standing or have such power and authority would not, result in an adverse effect on the financial condition, business or properties of Fairchild and its subsidiaries which would be material to the ability of Fairchild and MTA to fulfill their obligations under this Agreement (a "Fairchild Material Adverse Effect").

     6.2 Capitalization. As of January 8, 1999: (i) the authorized capital stock of Fairchild consisted of 40,000,000 shares of Fairchild Common Stock, 20,000,000 shares of Class B Common Stock, and 10,000,000 shares of Preferred Stock; (ii) 19,218,806 shares of Fairchild Common Stock were issued and outstanding; (iii) 2,624,662 shares of Fairchild Class B Common Stock were issued and outstanding; (iv) no shares of Preferred Stock were issued and outstanding; (v) 7,495,868 shares of Fairchild Common Stock were held in the treasury of Fairchild; (vi) 1,839,831 shares of Fairchild Common Stock were reserved for issuance pursuant to issued but unexercised stock options under Fairchild's stock option plans; and (vii) 900,000 shares of Fairchild Common Stock were reserved for issuance under issued but unexercised warrants to purchase Fairchild's common stock. All of the outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Fairchild' stock option plans provide for the issuance of 1,839,831 shares of Fairchild Common Stock under outstanding but unexercised stock options, and allow for the issuance of an additional 509,967 shares of Fairchild Common Stock for future stock option grants.

     6.3 Authority Relative to This Agreement. Each of Fairchild and MTA has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Fairchild and MTA of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Fairchild and MTA, and no other corporate proceedings on the part of Fairchild or MTA are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Fairchild and MTA and, assuming this Agreement constitutes the valid and binding agreement of Banner, constitutes the valid and binding agreement of each of Fairchild and MTA, enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     6.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Fairchild or MTA nor the consummation by Fairchild or MTA of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws, respectively, of Fairchild or MTA; (b) require of Fairchild or its subsidiaries (except Banner) any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) pursuant to the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) pursuant to NYSE listing requirements with respect to the shares of Fairchild Common Stock constituting the Merger Consideration and shares of Fairchild Common Stock to be issued pursuant to options assumed in accordance with Section 3.4(a) or (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Fairchild Material Adverse Effect; (c) result in a violation or breach of, or constitute a default under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation by which Fairchild or any of its Significant Subsidiaries (other than Banner) may be bound, except for such violations, breaches and defaults as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Fairchild Material Adverse Effect; or
(d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Fairchild or any of its subsidiaries (other than Banner), except for violations which would not, individually or in the aggregate, have a Fairchild Material Adverse Effect.

     6.5 SEC Reports. Since January 1, 1996, Fairchild has filed all periodic reports required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the federal securities laws and the SEC rules and regulations thereunder.

     6.6 Registration Statement; Proxy Statement. None of the information to be supplied by Fairchild or MTA for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement (except for information about Banner furnished by Banner to Fairchild) will, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Fairchild, its officers and directors or any of its subsidiaries shall occur and is required to be described in an amendment of, or a supplement to, the Proxy

Statement and the Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Banner. The Registration Statement and the Proxy Statement (except with respect to information relating to Banner) will comply as to form in all material respects with the provisions of the Exchange Act. For purposes of this Section 6.6, any statement which is made or incorporated by reference in the Proxy Statement or the Registration Statement shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Proxy Statement or the Registration Statement or any statement included in the Proxy Statement or the Registration Statement modifies or supersedes such earlier statement.

     6.7 Undisclosed Liabilities. Since September 27, 1998, except as disclosed in Fairchild's SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement, there are no liabilities or obligations of Fairchild or its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Fairchild, other than liabilities or obligations (i) incurred in the ordinary course of business consistent with past practice, or (ii) which would not, individually or in the aggregate, have a Fairchild Material Adverse Effect.

     6.8 Ownership of Shares. As of the date hereof, Fairchild owns directly or indirectly 17,839,974 shares of Banner Common Stock, all of which Fairchild has the right to vote with respect to the transactions contemplated hereby, and 3,413,109 shares of Banner Preferred. Neither Fairchild nor MTA owns or holds any right, option or warrant, or otherwise is a party to any agreement, arrangement or understanding, to acquire Banner Common Stock or Banner Preferred.

     6.9 Interim Operations of MTA. MTA was formed solely for the purpose of engaging in the transaction contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     6.10 Compliance with Applicable Laws. Except as otherwise known to Banner, Fairchild and its subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals or all governmental or regulatory authorities necessary for the lawful conduct of their respective businesses, except where the failure to so hold would not, individually or in the aggregate, have a Fairchild Material Adverse Effect (the "Fairchild Permits"). Fairchild and its subsidiaries are in compliance with the terms of Fairchild Permits, except where the failure so to comply would not, individually or in the aggregate, have a Fairchild Material Adverse Effect. Except as disclosed in Fairchild SEC Reports filed prior to the date of this Agreement, the business of Fairchild is not being conducted in violation of any law, ordinance or regulation of any governmental or regulatory authorities, except for possible violations, if any, which, individually or in the aggregate, would not have a Fairchild Material Adverse Effect.

     6.11 Brokers, Finders or Financial Advisors. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee from Banner as a result of Fairchild or MTA being a party hereto or consummating any of the transactions contemplated by this Agreement.

     6.12 Investigation by Fairchild and MTA. Fairchild and MTA have conducted their own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its subsidiaries. Each of Fairchild and MTA:

     (a) acknowledges that, other than as set forth in this Agreement, none of Banner, its subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Fairchild or MTA or their respective agents or representatives prior to the execution of this Agreement, and

     (b) agrees, to the fullest extent permitted by law, that none of Banner, its subsidiaries or any of their respective directors, officers, employees, stockholders, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Banner or Fairchild on any basis (including without limitation in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Fairchild or MTA prior to the execution of this Agreement, except for information provided or made available or statements made and known by such parties to be false or misleading in any material respect.

                                   ARTICLE VII

                             STOCKHOLDERS' APPROVAL;
                                   SEC MATTERS


     7.1 Stockholders' Approval. (a) Banner shall submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at the Stockholder Meeting as promptly as practicable and shall use all reasonable efforts to obtain stockholder approval and adoption of this Agreement and the transactions contemplated hereby, such Stockholder Meeting to be held as soon as practicable following the date hereof, and Banner shall, through its Board of Directors based upon the recommendation of the Special Committee, recommend to its stockholders approval of the transactions contemplated by this Agreement, subject to the provisions of Section 7.1(b) hereof.

     (b) Notwithstanding the foregoing, the Special Committee or the Board of Directors of Banner may at any time prior to the Effective Time withdraw, modify or change any recommendation and declaration regarding this Agreement or the Merger, or recommend and declare advisable any other offer or proposal, if, in the opinion of the Special Committee or the Board of Directors after consultation with its counsel, the failure to so withdraw, modify or change its recommendation and declaration would be inconsistent with its fiduciary duties to its stockholders under applicable law.

     (c) From the date hereof to the Effective Time, Fairchild and MTA shall not sell or otherwise dispose of any of the Banner Common Stock and Banner Preferred owned by them. At the Stockholder Meeting, or any adjournment thereof, Fairchild and MTA shall vote the shares of Banner Common Stock owned by them in favor of the Merger.

     7.2 Registration Statement; Proxy. Fairchild and Banner will, as promptly as practicable, prepare and file with the SEC a proxy statement, a registration statement on Form S-4 in respect of shares of Fairchild Common Stock comprising the Merger Consideration (the "Registration Statement") and forms of proxy in connection with the vote of Banner's stockholders with respect to the Merger and this Agreement (such proxy statements, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Banner's stockholders, are herein called the "Proxy Statement"). Fairchild and Banner will each use all reasonable efforts to cause the Registration Statement to become effective and to cause the Registration Statement and the Proxy Statement to be mailed to stockholders of Banner at the earliest practicable date.


                                  ARTICLE VIII

                            COVENANTS AND AGREEMENTS


     8.1 Additional Agreements; Cooperation. (a) Subject to the terms and conditions herein provided and to the fiduciary obligations owed to their respective stockholders, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using its reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts,
(ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations,
(iii) to defend all lawsuits or other legal proceedings commenced or instituted by persons or entities other than the parties hereto challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby,
(v) to effect all necessary registrations and filings, including, but not limited to, submissions of information requested by the NYSE or governmental authorities, and (vi) to fulfill all conditions to this Agreement.

     (b) Each of the parties hereto agrees to furnish to the other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the NYSE Rules or any applicable Federal or state statute.

     8.2 Publicity. Banner and Fairchild agree to consult with each other in issuing any press release and with respect to the general content of other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release prior to such consultation, except as may be required by law.

     8.3 No Solicitation. Banner agrees that, except with Fairchild's consent, prior to the Effective Time or unless this Agreement is terminated, it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Banner or acquisition of any kind of all or substantially all of the assets or capital stock of Banner (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party (other than Fairchild) with respect to any acquisition transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided, that if at any time prior to the Effective Time, in the opinion of the Special Committee of the Board of Directors after consultation with its counsel, the failure to take any of the actions provided in this Section 8.3 would be inconsistent with the fiduciary duties of such Special Committee to the stockholders of Banner under applicable law, such Special Committee may take any such action.

     8.4 Access to Information. As of the date of this Agreement until the Effective Time, Banner will give Fairchild and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access to all facilities, personnel and operations and to all books and records of it and its subsidiaries, will permit Fairchild to make such inspections as it may require and will cause its officers and those of its subsidiaries to furnish Fairchild with such financial and operating data and other information with respect to its business and properties as Fairchild may request. Any and all information obtained by Fairchild and its authorized representatives in the foregoing manner is hereinafter referred to as the "Confidential Information"; provided, that the term "Confidential Information" shall not include information that at the time of its disclosure or thereafter is generally available and known to the public, was within Fairchild's possession prior to its being furnished to Fairchild by Banner or was acquired or developed by Fairchild without violation of any obligation of Fairchild to Banner or any contractual, legal or fiduciary obligation owed by Fairchild or any other person or entity to Banner. Fairchild and MTA acknowledge that all information designated Confidential Information will be treated in the same manner as Fairchild treats its own confidential information.

     8.5 Bank Consents. Each of Banner and Fairchild will reasonably cooperate with each other to assist the other party in obtaining any consent required from each of Fairchild's and Banner's bank lenders, to effect the Merger.

     8.6 Notification of Certain Matters. Banner or Fairchild, as the case may be, shall promptly notify the other of (i) its obtaining of actual knowledge as to the matters set forth in clauses (x) and (y) below, or (ii) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (y) any material failure of Banner, Fairchild or MTA, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the parties, the conditions to the obligations of the parties hereunder or any liability that a party hereto may have to another party under this Agreement.

     8.7 Fees and Expenses. In the event this Agreement is terminated, Banner, Fairchild, and MTA shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

     8.8 Conduct of Business of Banner Pending the Merger. Except as contemplated by this Agreement or with Fairchild's consent, during the period from the date of this Agreement to the Effective Time, each of Banner and its subsidiaries will conduct its operations according to its ordinary course of business consistent with past practices, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

     8.9 Indemnification of Directors and Officers. (a) All rights to indemnification now existing in favor of the present directors or officers of Banner and its respective subsidiaries as provided in the DGCL, their respective certificates or articles of incorporation or by-laws or otherwise in effect on the date hereof shall survive the Merger for a period of six years, and, during such period, the Certificate of Incorporation and Bylaws of the Surviving corporation shall not be amended to reduce or limit the rights of indemnity of the present directors or officers of Banner, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. In addition, Banner (and, after the Effective Time, the Surviving Corporation) shall pay expenses in advance of the final disposition of any action or proceeding to the full extent permitted by law to each director or officer of Banner and its respective subsidiaries seeking indemnification pursuant to the existing rights of indemnification required to be maintained in the preceding sentence upon receipt of an undertaking by such director or officer to repay all amounts so advanced if it is judicially determined that such person is not entitled to indemnification.

     (b) From and after the Effective Time, the Surviving Corporation shall maintain, and Fairchild agrees to cause the Surviving Corporation to maintain, for not less than six years, Banner's current policies of directors' and officers' liability insurance with respect to actions and omissions occurring prior to the Effective Time to the extent available or, if not available, substantially equivalent policies; provided that in no event shall the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 8.9 an amount per annum in excess of 150% of the current annual premiums for the twelve-month period ended September 30, 1998

(the "Maximum Premium") with respect to such insurance or, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that can be purchased or maintained for the Maximum Premium. In the event any claim is made against present directors or officers of the Company that is covered, in whole or in part, or potentially so covered by insurance, the Surviving Corporation and Fairchild shall do nothing that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim. Any such policy may in the sole discretion of the Surviving Corporation be one or more "tail" policies for all or any portion of the six-year period referred to above.

     (c) This Section 8.9 shall survive the consummation of the Merger. The provisions of this Section 8.9 are intended to be for the benefit of, and shall be enforceable by, the present and former directors or officers of Banner, as the case may be. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any individual, corporation or any other entity, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 8.9.

     8.10 Approval of Merger. At the Stockholder Meeting, Fairchild shall vote or cause to be voted all of the Banner Common Stock owned by it in favor of the approval and adoption of this Agreement and the Merger.


                                   ARTICLE IX

                              CONDITIONS TO CLOSING


     9.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by the Board of Directors of the waiving party (subject to applicable law) at or prior to the Effective Date of each of the following conditions:

          (a) this Agreement and the Merger shall have been duly approved and adopted at the Stockholder Meeting in accordance with the DGCL;

          (b) no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the Merger or the transactions contemplated hereby;

          (c) all necessary consents and approvals of any United States or any other governmental authority or any other third party required for the consummation of the transactions contemplated by this Agreement shall have been obtained except for such consents and approvals the failure to obtain which individually or in the aggregate would not have a material adverse effect on Fairchild (assuming the merger had taken place);

          (d) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect.

     9.2 Additional Conditions to Obligations of Fairchild. The obligations of Fairchild to effect the Merger shall be subject to the fulfillment or waiver (subject to applicable law), at or prior to the Effective Date, of each of the following conditions:

          (a) Banner shall have furnished Fairchild with certified copies of resolutions duly adopted by its Board of Directors approving the execution and delivery of this Agreement and the Merger and all other necessary corporate action to enable Banner to comply with the terms of this Agreement;

          (b) Banner shall have performed or complied in all material respects with all its agreements, obligations and covenants required by this Agreement to be performed by it on or prior to the Effective Date;

          (c) the representations and warranties of Banner contained herein shall be true and correct in all material respects on the date of this Agreement and the Effective

     Date as though such representations and warranties were made at and on such date;

          (d) there shall not have occurred since the date hereof any material adverse change in the business, operations, assets, financial condition or results of operations of Banner;

          (e) all consents required by Fairchild's and Banner's bank lenders to effect the Merger shall have been obtained; and

          (f) Banner shall have delivered to Fairchild a certificate, dated the Effective Date, of its Senior Vice President and Secretary to the effect of
     (a), (b), (c),(d) and (e), above.

     9.3 Additional Conditions to Obligations of Banner. The obligations of Banner to effect the Merger shall be subject to the fulfillment or waiver (subject to applicable law), at or prior to the Effective Date, of each of the following conditions:

          (a) Each of MTA and Fairchild shall have furnished Banner with certified copies of resolutions duly adopted by its Board of Directors approving the execution and delivery of this Agreement and the Merger and all other necessary corporate action to enable MTA and Fairchild to comply with the terms of this Agreement;

          (b) Banner shall have been furnished with a resolution by the sole stockholder of MTA approving the execution and delivery of this Agreement and the Merger and all other necessary corporate action to enable MTA to comply with the terms of this Agreement;

          (c) MTA and Fairchild shall have performed or complied in all material respects with all its agreements, obligations and covenants required by this Agreement to be performed by it on or prior to the Effective Date;

          (d) the representations and warranties of MTA and Fairchild contained herein shall be true and correct in all material respects on the date of this Agreement and the Effective Date as though such representations and warranties were made at and on such date and Fairchild shall have delivered to Banner a certificate, dated the Effec-tive Date, of its President or Senior Vice President and its Secretary to such effect;

          (e) there shall not have occurred since the date hereof any material adverse change in the business, operations, assets, financial condition or results of operations of Fairchild;

          (f) all consents required by Fairchild's and Banner's bank lenders to effect the Merger shall have been obtained;

          (g) Banner shall have received the Fairness Opinion, which shall not have been revoked, rescinded or annulled;

          (h) the shares of Fairchild Common Stock constituting the Merger Consideration and the shares of Fairchild Common Stock reserved for issuance upon exercise of options assumed in accordance with Section 3.4(a) shall have been listed for trading on the NYSE; and

          (i) Banner shall have delivered to Fairchild a certificate, dated the Effective Date, of its Senior Vice President and Secretary to the effect of
     (a), (b), (c), (d), (e), (f) and (h) above.


                                    ARTICLE X

                                   TERMINATION


     10.1 Termination by Mutual Consent. This Agreement may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of Banner, by the mutual written consent of all the parties (with the concurrence of the Special Committee).

     10.2 Termination by Fairchild, MTA or Banner. This Agreement may be terminated and the Merger may be abandoned by any of Fairchild, MTA or Banner (with the concurrence of the Special Committee in the case of termination by Banner), before or after the approval by stockholders of Banner if (a) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, (b) the Merger shall not have been consummated by May 31, 1999, provided that the right to terminate this Agreement pursuant to this Section 10.2(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Merger to occur on or before such date, or (c) this Agreement and the Merger shall have been voted on by stockholders of Banner at the Stockholder Meeting and the vote shall not have been satisfied the condition set forth in
Section 9.1(a).

     10.3 Termination by Fairchild or MTA. This Agreement may be terminated and the Merger may be abandoned by Fairchild or MTA, prior to the Effective Time, before or after the approval by stockholders of Banner if Banner shall have failed to perform in any material respect any of its material obligations under this Agreement theretofore to be performed by Banner, which failure to perform has not been cured within 30 days following receipt by Banner of notice of such failure to perform from Fairchild or MTA.

     10.4 Termination by Banner. This Agreement may be terminated by Banner (with the concurrence of the Special Committee), prior to the Effective Time, before or after the approval by stockholders of Banner (a) if Fairchild or MTA shall have failed to perform in any material respect any of their material obligations under this Agreement theretofore to be performed by Fairchild or MTA, which failure to perform has not been cured within 30 days following receipt by Fairchild of notice of such failure to perform from Banner or (b) if, prior to consummation of the Merger, Banner shall have received a bona fide written offer from a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Banner Common Stock and Banner Preferred then outstanding or all or substantially all the assets of Banner and the Special Committee shall have determined in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) that the terms of such offer are more favorable to Banner's stockholders than the Merger.

     10.5 Effect of Termination. In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article X, this Agreement shall become void and have no effect, with no liability on the part of any party or its stockholders or directors or officers in respect thereof except for the provisions of Section 8.9 and agreements which survive the termination of this Agreement and except for li-ability that MTA, Fairchild or Banner might have arising from a breach of this Agreement.


                                   ARTICLE XI

                                  MISCELLANEOUS


     11.1 Survival of Representations and Warranties. All representations and warranties made in this Agreement and in any document or instrument delivered pursuant to this Agreement shall not survive beyond the earlier of termination of this Agreement or the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     11.2 Closing and Waiver If this Agreement shall not have been terminated in accordance with the provisions of Section 10.1 hereof, a closing (the "Closing" and the date and time thereof being the "Effective Time") will be held as soon as practicable after the conditions set forth in Article IX shall have been satisfied or waived. The Closing will be held at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York or at such other places as the parties may agree. Immediately thereafter, the Delaware Certificate of Merger will be filed.

     (a) At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

     11.3 Notice. (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), or overnight air courier guaranteeing next day delivery, to such other party's address.

                  If to Fairchild or MTA:

                           45025 Aviation Drive
                           Suite 400
                           Dulles, VA  20166
                           Attention:  Donald Miller, Esq.

                           with a copy to:

                           James J. Clark, Esq.
                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, NY  10005


                  If to Banner:

                           45025 Aviation Drive
                           Suite 300
                           Dulles, VA  20166
                           Attention:  Warren Persavich

                           with copies to

                           Steven L. Gerard
                           Great Point Capital, Inc.
                           150 East 61 Street
                           New York, NY 10021

                                       and

                           Steven Wolosky, Esq.
                           Olshan Grundman Frome Rosenzweig & Wolosky LLP 505 Park Avenue
                           New York, NY 10022


     (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, if mailed; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

     11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.5 Interpretation. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof; "subsidiary" of any person means (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more subsidiaries thereof or (ii) any other person (other than a corporation) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, have more than a majority ownership and voting power relating to the policies, management and affairs thereof; and "voting stock" of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency and "knowledge" (or words of similar import) with regard to a party to this agreement shall mean the actual knowledge of any officer of such party. "Significant Subsidiary" shall have the meaning ascribed to it under Rule 1-02 of Regulation S-X of the SEC.

     11.6 Variations and Amendment. This Agreement may be varied or amended only by written action of Banner (with the concurrence of the Special Committee) and Fairchild, before or after the Stockholder Meeting at any time prior to the Effective Time.

     11.7 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

     11.8 Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     11.9 Entire Agreement This Agreement constitutes the entire agreement among the parties with respect to the sub-ject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     11.10 No Recourse Against Others. No director, officer or employee, as such, of Banner, MTA or Fairchild or any of their respective subsidiaries shall have any liability for any obligations of Banner, MTA or Fairchild, respectively, under this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

     11.11 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     11.12 No Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder, shall be transferred or assigned (except in the case of MTA, by operation of law upon consummation of the Merger) without the prior written consent of the other parties hereto.

     11.13 Joint and Several Liability. Fairchild and MTA shall be jointly and severally liable for all of the covenants, agreements and obligations made or incurred by either of them under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers all as of the day and year first above written.

                         BANNER AEROSPACE, INC.


                         By:____________________________
                            Name:
                            Title:





                          THE FAIRCHILD CORPORATION


                          By:__________________________
                             Name:
                             Title:





                          MTA, INC.


                          By:____________________________
                             Name:
                             Title:

                                                                    SCHEDULE 5.4

                             CONSENTS AND APPROVALS

Section 10.10 of the Second Amended and Restated Credit Agreement dated as of December 12, 1996 among Banner and Banner Subsidiaries (collectively, the "Borrowers"), Citicorp USA, Inc., as Administrative Agent and Arranger, and Nationsbank, N.A., as Co-Arranger, Co-Agent and Syndications Agent, prohibits the Borrowers from entering into any merger or consolidation.